Exhibit 10.3

SABRE, INC.

3150 Sabre Drive, Southlake, TX 76092-2103, USA

TRAVELOCITY EUROPE LIMITED

(a company registered in England and Wales with MO. 5448223)

23-59 Staines Road, Hounslow, Middlesex TW3 3HE, UK

Morgan Stanley & Co. Limited

20 Cabot Square

Canary Wharf

London

E14 4QW

12 May 2005

Dear Sirs,

Recommended Cash Offer for Lastminute.com Plc

We are writing in connection with the recommended cash offer (the “Offer”) for the entire issued and to be issued share capital of Lastminute.com plc (“Lastminute.com”) to be made by Travelocity Europe Limited (“TEL”), an indirect, wholly owned subsidiary of Sabre, Inc. (“Sabre”). It is currently intended that the Offer be effected by means of a scheme of arrangement of Lastminute.com under section 425 of the Companies Act 1985 (the “Scheme”), upon the terms set out in the announcement to be made on or about 12 May 2005 under Rule 2.5 of the UK City Code on Takeovers and Mergers (the “Code”) substantially in the form set out in Annexure A to this letter (the “Announcement”). We refer to your role as TEL’s financial adviser in relation to the Offer for the purposes of the Code.

Acknowledgements

1.                                       We acknowledge that:

(a)                                  Rule 2.5(a) of the Code requires that an announcement of the Offer should be made only when TEL has every reason to believe that it can and will continue to be able to implement the Offer;

(b)                                 Rule 24.7 of the Code requires that the formal document containing the terms and conditions of the Offer (the “Offer Document”, which, if the Offer is effected by means of a scheme of arrangement of Lastminute.com will comprise a circular to Lastminute.com shareholders containing, inter alia, the information required under section 426 of the Companies Act 1985 and the terms of the scheme of arrangement) must include confirmation by an appropriate third party (e.g. Morgan Stanley & Co. Limited (“Morgan Stanley”) in its capacity as TEL’s financial adviser) that resources are available to TEL sufficient to satisfy full acceptance of the Offer (the “Cash Confirmation”);

(c)                                  the Offer cannot and will not be subject to a financing condition; and

(d)                                 TEL is solely responsible for producing or procuring cash to satisfy payment in full of the consideration due under the Offer (however effected), including any amounts due under any proposals made under Rule 15 of the Code and, if the Offer is effected by means of a takeover offer, any amounts due after the implementation of the compulsory acquisition provisions of sections 428 to 430F of the Companies Act 1985 (the “Consideration”).

Purpose, reliance and disclosure

2.                                       We understand that, before agreeing to provide the Cash Confirmation in the Offer Document, Morgan Stanley, in its capacity as TEL’s financial adviser, must satisfy itself that, at the time that the Announcement is released and published, TEL can and will continue to be able to implement the Offer. The purpose of this letter is to provide Morgan Stanley with certain assurances, confirmations and undertakings in support of, and so as to enable it to give, the Cash Confirmation.  In consideration of Morgan Stanley agreeing to give the Cash Confirmation (including, subject to Sabre and TEL complying with the terms of this letter, in the offer document to be issued in connection with any recommended offer effected by means of a takeover offer in accordance with clause 3.7 or clause 3.8 of the Implementation Agreement between Sabre, TEL and Lastminute.com dated on or about the date of this letter (the “Implementation Agreement”)), Sabre and TEL have agreed to give the acknowledgments, representations, warranties and undertakings contained in this letter.

3.                                       We confirm that you are entitled to rely upon this letter.  Other than Clifford Chance LLP, who may rely upon this letter solely in order to provide you with advice in connection with the giving of the Cash Confirmation, no other person may rely upon this letter. You may deliver a copy of this letter to your professional advisers and to any relevant regulatory authority. This letter may be disclosed in connection with any dispute or proceedings in relation to the Offer.

Sources of funds

4.                                       If the Offer is effected by means of the Scheme and if the Scheme becomes effective, the aggregate cash consideration payable to Lastminute.com shareholders under the terms of the Scheme will be the amount £585,100,000 and €103,000,000.  This amount is to be funded from Sabre’s existing cash resources and from the proceeds of Borrowings under the Credit Agreement referred to in sub-paragraph 5(b) below, which are to be made available (directly or indirectly) to TEL.  To the extent such funds are denominated in US dollars, Sabre has entered into the Currency Option Agreements referred to in sub-paragraph 5(c) below to appropriately limit its foreign currency exposure.

5.                                      We refer to:

(a)                                  the amount of $450 million in cash and marketable securities (the “Agreed Amount”) which, in accordance with sub-paragraph 9(g), will be deposited in a separate account (the “Account”) maintained with American Beacon Advisors on behalf of Sabre or TEL. Evidence of such deposit or of the arrangements made for such deposits to be made on the date of the Announcement is contained in Annexure B;

(b)                                 the $800,000,000 million credit agreement dated on or about the date of this letter between Sabre (as Borrower), Morgan Stanley Senior Funding, Inc (as Administrative Agent and Syndication Agent) and others, a copy of which is set out in Annexure C to this letter (the “Credit Agreement”).  Unless defined in this letter or unless the context requires otherwise, terms defined in the Credit Agreement have the same meaning when used in this letter and a reference to a “Section” is to a Section of the Credit Agreement; and

(c)                                  the currency option agreements which, pursuant to sub-paragraph 9(g), are to be entered into on the date of this letter between Sabre (as Buyer) and one of the Lenders or one of their respective Affiliates (as Seller) pursuant to which Sabre has purchased an option to purchase Sterling and an option to purchase Euros on the terms described in the term sheets set out in Annexure D (the “Currency Option Agreements”).

Representations and warranties

6.                                       Sabre and TEL represent and warrant to Morgan Stanley as at the date of this letter (by reference to the facts and circumstances as at the date of this letter) as follows:

(a)                                  Sabre has the right, power and authority, and has taken all action necessary, including obtaining all necessary corporate authority (evidence of which is set out in Annexure E), (i) to establish the Account and to deposit the Agreed Amount in the Account and (ii) to execute, deliver and exercise its rights, and perform its obligations, under the Credit Agreement, the Currency Option Agreements and this letter, each of which has been validly executed by or on behalf of Sabre;

(b)                                 TEL has the right, power and authority, and (in relation only to sub-clause (ii) of this sub-paragraph 6(b)) has taken all action necessary, including obtaining all necessary corporate authority (evidence of which is set out in Annexure F), to (i) approve and implement the Offer on the terms set out in the Announcement and (ii) to execute, deliver and exercise its rights, and to perform its obligations, under this letter agreement, which has been validly executed by or on behalf of TEL;

(c)                                  save (i) in relation to the credit agreement between Sabre (as Borrower) and Bank of America N.A (as Administrative Agent) and others dated 15 June 2004 (the “Existing Facility”) as described in sub-paragraph 6(0) below and (ii) as otherwise disclosed in writing to Morgan Stanley prior to the date of this letter, neither the execution of, nor the performance of their respective obligations under, this letter nor the making and consummation of the Offer will conflict with any obligation or agreement or other commitment which is binding upon Sabre or TEL or any of their respective assets in a manner which will or would reasonably be likely to prejudice or adversely affect or prevent or delay TEL paying the Consideration in accordance with the terms of the Offer and the requirements of the Code;

(d)                                 all of the conditions precedent set out in Section 4.01 have been satisfied or waived in accordance with Section 10.01; the Administrative Agent has notified Sabre of the Effective Date in accordance with Section 4.01 and a copy of that notice is attached as Annexure G to this letter; and the Effective Date has occurred and the Credit Agreement has become effective in accordance with its terms;

(e)                                  so far as Sabre is aware, having made all reasonable inquiry, nothing has occurred which constitutes or which will or which would reasonably be expected to constitute a Major Default;

(f)                                    so far as Sabre is aware, having made all reasonable inquiry, nothing has occurred which will or which would reasonably (i) prevent any of the Conditions Precedent contained in Section 4.02 from being satisfied, (ii) entitle any person to rescind, cancel, terminate or repudiate the Credit Agreement or (iii) otherwise entitle the Lenders to refuse the use or availability of an Acquisition Loan or prevent any Acquisition Loan being used to pay the Consideration in accordance with the terms of the Offer and the requirements of the Code;

(g)                                 so far as Sabre is aware, having made all reasonable inquiry, nothing has occurred which will or would reasonably be expected to constitute or give rise to any breach of the terms on which the securities and the amounts comprising the Relevant Cash Deposits (as such term is defined in sub-paragraph 9(a) below) have been deposited and are being held and the undertakings given in this letter do not conflict with such terms;

(h)                                 so far as Sabre is aware, having made all reasonable enquiries, nothing has occurred which would prevent Sabre having access to and advancing the funds comprising the Agreed Amounts and the Relevant Cash Deposits to TEL in accordance with the undertakings given in this letter;

(i)                                     so far as Sabre is aware, having made all reasonable inquiry, nothing has occurred which will or which would prevent or reasonably be expected to (i) prevent it exercising any of its rights under the Currency Option Agreements or (ii) entitle any counterparty to the Currency Option Agreement to rescind, cancel, terminate or repudiate any Currency Option Agreement;

(j)                                     save for the documents and agreements contained in the Annexures to this letter (the “Finance Documents”), each of which is in full force and effect, and any other document, agreement, arrangement or understanding listed in Annexure F and the Existing Facility, there are no documents, agreements, arrangements or understandings in relation to any aspect of the financing of the Offer to which any of Sabre, TEL or any of their respective Affiliates is a party and which will or would reasonably be expected to affect Morgan Stanley’s decision to give the Cash Confirmation;

(k)                                  save as disclosed in writing to Morgan Stanley prior to the date of this letter, Sabre has not agreed or sought to terminate or waive, vary or amend the terms of the Credit Agreement or the Currency Option Agreements;

(l)                                     neither Sabre nor TEL nor any of their respective Affiliates is party to any agreement, arrangement or understanding which modifies, varies or amends any Finance Document in a manner which would prevent or delay (i) compliance with any of their respective obligations under this letter in any material respect; or (ii) the funds made available under the Finance Documents from being applied to pay the Consideration in accordance with the terms of the Offer and the requirements of the Code;

(m)                               so far as each of them is aware, having made all reasonable inquiry, neither TEL nor Sabre is in default under any obligation, agreement or commitment where such default will or would reasonably be expected to prejudice or adversely affect TEL’s ability to pay the Consideration in accordance with the terms of the Offer and the requirements of the Code;

(n)                                 so far as each of them is aware, having made all reasonable inquiry, neither TEL nor Sabre is aware of any fact or circumstance which would or which would reasonably be expected to (i) prevent or delay TEL paying the Consideration in accordance with the terms of the Offer and the requirements of the Code (ii) without limitation to sub-clause (i) of this sub-paragraph 6(n), prevent or delay either of them from complying with its obligations under this letter in any material respect or (ii) prevent Morgan Stanley providing the Cash Confirmation; and

(o)                                 in relation to the Existing Facility:

(i)                                     no amounts have been borrowed and are outstanding under the Existing Facility; and

(ii)                                  in the absence of a waiver from Bank of America N.A. in the terms described in sub-paragraph 1l(k) below, the borrowing of the Acquisition Loan under the Credit Agreement and the implementation of the Transactions may constitute a breach of the Existing Facility.

7.                                       Sabre represents and warrants to Morgan Stanley that it is not aware (having made all reasonable inquiry) of any fact or circumstance which would or which might reasonably be expected to render any of the warranties set forth in Sections 5.01, 5.02, 5.03, 5.06, 5.07 and 5.12 of the Credit Agreement inaccurate, untrue or misleading in any respect, in each case in relation to itself and, to the extent applicable, TEL.

8.                                       Immediately prior to the despatch of the Offer Document (the “Relevant Time”), Sabre will notify Morgan Stanley in writing of any fact, matter or circumstance of which it has become aware (having made reasonable inquiry) which, if the representations and warranties contained in paragraphs 6 and 7 were to be given at the Relevant Time by reference to the facts and circumstances at the Relevant Time, would render any of those representations and warranties incorrect, inaccurate or misleading (or provide an appropriate written negative confirmation).

Primary undertakings

9.                                       Sabre undertakes to Morgan Stanley that:

(a)                                  at all times prior to the expiry or discharge of TEL’s obligations to pay the Consideration to Lastminute.com shareholders, Sabre will maintain cash deposits and deposits of marketable securities within the Consolidated Group at an aggregate level (when added to the amounts standing to the credit of the Account) equal to not less than the Agreed Amount (such cash deposits and deposits of marketable securities together with the Agreed Amount the “Relevant Cash Deposits”) and it will procure that no mortgage, pledge, lien, assignment, right of set-off (other than any right of set-off in favour of the American Beacon Advisors in the ordinary course or arising under the terms of business applicable to the Account), or other encumbrance or security interest exists or is granted or created over or in respect of any of the funds or securities constituting the Relevant Cash Deposits;

(b)                                 so far as it is within its power to do so, it will do all things required of it under the Credit Agreement to secure the advance of the Acquisition Loan in an amount which, when taken together with the Relevant Cash Deposits and after taking into account the Currency Option Agreements, is sufficient to pay the Consideration;

(c)                                  it will (and that it will procure that each of its Subsidiaries will) carry out such intra group transactions as are necessary to achieve transfer of the Relevant Cash Deposits and the proceeds of borrowings under the Credit Agreement to TEL to the extent necessary to enable it to comply with its obligations to pay the Consideration in accordance with the terms of the Offer and the requirements of the Code;

(d)                                 it will notify Morgan Stanley in writing (i) prior to withdrawing any funds from the Account and (ii) immediately on becoming aware that it has failed to comply with any of the undertakings given in this paragraph 9;

(e)                                  without limitation to sub-paragraph  9(a), it will procure that it and its Subsidiaries maintain cash deposits (less any amounts then outstanding under the Existing Facility) and deposits of marketable securities and headroom under the Credit Agreement, in each case taking into account the Currency Option Agreements, which are in aggregate at least equal to the amount which is required to fund the Consideration at all times before the potential breaches of the Existing Facility referred to in sub-paragraph 6(o) are waived or otherwise cured (so that, until the potential breaches of the Existing Facility referred to in sub-paragraph 6(o) are waived or otherwise cured, the amount of the cash deposits and deposits of marketable securities as described in sub-paragraph 9(a) above and headroom under the Credit Agreement maintained by Sabre and its Subsidiaries will be increased by the amount corresponding to any amounts then outstanding under the Existing Facility); and

(f)                                    if at the time the Currency Option Agreements expire (i) the Offer has not lapsed or been withdrawn and (ii) TEL has not paid all of the Consideration due to Lastminute.com shareholders, then Sabre will, if requested to do so by Morgan Stanley (acting reasonably), promptly put in place arrangements satisfactory to Morgan Stanley (acting reasonably) so as to appropriately limit its foreign currency exposure in respect of the outstanding Consideration; and

(g)                                 it will deposit the Agreed Amount in the Account in accordance with the arrangements described in Annexure B and enter into the Currency Option Agreements, in each case no later than 17.00 (London time) on the date of this letter and promptly thereafter provide Morgan Stanley with evidence in writing of its compliance with this sub-paragraph 9(g).

10.                                 TEL undertakes to Morgan Stanley that:

(a)                                  without the prior written consent of Morgan Stanley (which, if alternative source(s) of finance satisfactory to Morgan Stanley (acting reasonably) to pay the Consideration are available, shall not be unreasonably withheld or delayed), all of the funds provided to it by Sabre in accordance with paragraph 9 to pay the Consideration will be used by it solely to pay the Consideration until such time as the Consideration is paid in full; and

(b)                                 such payment will be made within the relevant time period for payment prescribed in Rule 31.8 of the Code,

in each case in accordance with the terms of the Offer and the requirements of the Code.

Further undertakings

11.                                Sabre undertakes to Morgan Stanley that:

(a)                                  without Morgan Stanley’s prior written consent, it will not amend the terms on which Relevant Cash Deposits are held in a manner which would prevent or restrict compliance with any of its obligations under paragraph 9 of this letter;

(b)                                 so far as it is within its power to do so, it will procure that no event occurs which constitutes or which will or which would reasonably be expected to constitute a Major Default;

(c)                                  without limitation to sub-paragraph 9(b), it will procure, so far as it is within its power to do so, that the Conditions Precedent contained in Section 4.02 of the Credit Agreement are satisfied, and, in particular:

(i)                                     it will procure that the certificate referred to it Section 4.02(b) is given to the Administrative Agent promptly (and in any event within 48 hours) after the conditions referred to in that section have been satisfied;

(ii)                                  if the Offer is effected by means of the Scheme, it will procure that (i) the Court Order in respect of the Scheme is registered with the Registrar of Companies pursuant to subsection 425(3) of the Companies Act 1985 and (ii) the certificate referred to in Section 4.02(c) is delivered to the Administrative Agent, in each case promptly (and in any event within 48 hours) after the Court Order is made;

(iii)                               if the Offer is not effected by means of the Scheme, it will procure that the certificate referred to in Section 4.02(c) is delivered to the Administrative Agent promptly (and in any event within 48 hours) after the Unconditional Date occurs;

(iv)                              so far as it is within its power to do so, it will procure that the representations and warranties set forth in Sections 5.01, 5.02, 5.03, 5.06, 5.07 and 5.12 shall be true and correct on and as of the date of the Acquisition Loan in relation to itself and, to the extent applicable, TEL;

(v)                                 so long as the matters deemed to be confirmed or represented and warranted by the Loan Notice can then be confirmed or represented and warranted (as the case may be), Sabre will procure that the Administrative Agent shall have received a Loan Notice specifying a Borrowing in the amount which, when taken together with the Relevant Cash Deposits and after taking into account the Currency Option Agreements, is sufficient to pay all of the Consideration in accordance with the requirements of the Credit Agreement and that such Loan Notice identifies the location and account number of the Settlement Account; and

(vi)                              it will provide copies of any notice or certificate delivered or received by it under the Credit Agreement (including the certificates referred to in sub-paragraphs 11(c)(i), (ii) and (iii) above) to Morgan Stanley promptly (and in any event within 3 Business Days) after giving or receiving (as the case may be) such notice or certificate;

(d)                                 so far as it is within its power to do so, it will procure that no event occurs which will or which would reasonably be expected to (i) entitle any person to rescind, cancel, terminate or repudiate the Credit Agreement or the Currency Option Agreements or (ii) otherwise entitle the Lenders to refuse the use or availability of an Acquisition Loan or prevent an Acquisition Loan being used to pay the Consideration;

(e)                                  so far as it is within its power to do so, it will procure that nothing occurs which would prevent Sabre making the funds and the securities (or their cash equivalent) constituting the Relevant Cash Deposits available to TEL in accordance with the undertakings given in this letter to enable it to pay the Consideration in accordance with the terms of the Offer and the requirements of the Code;

(f)                                    without Morgan Stanley’s prior written consent, it will not enter into any agreement, arrangement or understanding which conflicts with any of the undertakings given in this letter provided that if such agreement, arrangement or understanding would not result in a breach of the undertaking in sub-paragraph 11(i) below, then Morgan Stanley shall not reasonably withhold or delay such consent;

(g)                                 it will not terminate or waive, vary or amend the terms of the Credit Agreement or the Currency Option Agreements or agree to do any of the foregoing provided that if such waiver, variation or amendment would not result in a breach of the undertaking given in sub-paragraph 11(i) below, then Morgan Stanley shall not unreasonably withhold or delay such consent;

(h)                                 without the prior written consent of Morgan Stanley (which, if alternative source(s) of finance satisfactory to Morgan Stanley to pay the Consideration are available, shall not be unreasonably withheld or delayed), it will not do anything and will not enter into any agreement, arrangement or understanding which would prevent or restrict the funds made available under the Finance Documents from being applied to pay the Consideration in accordance with the terms of the Offer and the requirements of the Code;

(i)                                     it will not do anything which will or which might reasonably be expected to (i) prejudice or adversely affect TEL’s ability to satisfy its obligations under the Offer and to pay the Consideration; (ii) prevent or delay TEL paying the Consideration in accordance with the terms of the Offer and the requirements of the Code; (iii) prevent Morgan Stanley providing the Cash Confirmation; or (iv) render Morgan Stanley liable to pay some or all of the Consideration;

(j)                                     it will procure that TEL complies with its obligations under this letter; and

(k)                                  in relation to the Existing Facility:

(i)                                     Sabre will seek a waiver from Bank of America, N.A. in respect of the breach of the Existing Facility described in sub-paragraph 6(o) above promptly after the Announcement is made; and

(ii)                                  so far as it is within its power to do so, Sabre will procure that, for so long as any amounts are drawn under the Existing Facility, no Event of Default (as that term is defined in the Existing Facility) occurs as a result of the borrowing of the Acquisition Loan under the Credit Agreement and the implementation of the Transactions.

12.                                 TEL undertakes to Morgan Stanley that:

(a)                                  so far as it is within its power to do so, it will procure that no event occurs which constitutes or which will or which would reasonably be expected to constitute a Major Default;

(b)                                 in each case in so far as it is within its power to do so, it will procure that the Conditions Precedent contained in Section 4.02 of the Credit Agreement are satisfied, and, in particular, it will procure that the representations and warranties set forth in Sections 5.01, 5.02, 5.03, 5.06, 5.07 and 5.12 shall (to the extent applicable) be true and correct in relation to itself on and as of the date of the Acquisition Loan;

(c)                                  so far as it is within its power to do so, it will procure that no event occurs which will or which would reasonably be expected (i) entitle any person to rescind, cancel, terminate or repudiate the Credit Agreement or (ii) otherwise entitle the Lenders to refuse the use or availability of an Acquisition Loan or prevent an Acquisition Loan being used to pay the Consideration;

(d)                                 without Morgan Stanley’s prior written consent, it will not enter into any agreement, arrangement or understanding which conflicts with any of the undertakings given in this letter provided that if such agreement, arrangement or understanding would not result in a breach of the undertaking given in sub-paragraph 12(e) below, then Morgan Stanley shall not unreasonably withhold or delay such consent; and

(e)                                  it will not do anything which will or which might reasonably be expected to (i) prejudice or adversely affect its ability to satisfy its obligations under the Offer, including (without limitation) as to the payment of the Consideration; (ii) prevent or delay payment of the Consideration in accordance with the terms of the Offer and the requirements of the Code; (iii) prevent Morgan Stanley providing the Cash Confirmation; or (iv) render Morgan Stanley liable to pay some or all of the Consideration.

Further assurances

13.                                 On receiving Morgan Stanley’s reasonable request, so far as it is within their power to do so, Sabre or TEL (as the case may be) shall (at their own cost) do and execute, or arrange to be done and executed, each act, document and thing necessary to comply with the undertakings given in this letter.

The Offer Document and the Offer

14.                                 Other than an amendment required by the Code or the UK Panel on Takeovers and Mergers (the “Panel”), neither TEL nor Sabre shall make, consent to or agree any amendment to the Offer Document or the terms of the Offer without Morgan Stanley’s prior written consent provided that if the amendment:

(a)                                  would not result in a breach of any of the undertakings contained in this letter; or

(b)                                 would not increase the consideration payable under the Offer,

then Morgan Stanley shall not unreasonably withhold or delay its consent to such amendment.

15.                                 Subject to the requirements of the Code and the Panel, nothing in this letter will prevent TEL from waiving, or require TEL to waive, or require that Sabre or TEL obtain Morgan Stanley’s consent to any waiver of any condition to the Offer, provided that TEL may not waive those conditions to the Offer which are also conditions precedent to the Borrowing of Acquisition Loans under Section 4.02 without Morgan Stanley’s prior written consent unless those conditions precedent have been waived by the Lenders under the Credit Agreement.

General

16.                                 A reference in this letter to:

(a)                                  “the terms of the Offer” means the terms of the Offer however effected and, if the Offer is effected by means of the Scheme, includes the terms of such scheme; and

(b)                                 “the Offer” includes an offer for Lastminute.com effected by means of a recommended takeover in accordance with clause 3.7 or clause 3.8 of the Implementation Agreement.

17.                                 The obligations contained in this letter will cease at the time the Offer lapses or is withdrawn provided that if TEL elects to effect the Offer by means of recommended takeover offer in accordance with clause 3.7 or clause 3.8 of the Implementation Agreement, then the obligations contained in this letter will cease at the time such recommended takeover offer lapses or is withdrawn.

18.                                 This letter is intended to be legally binding and its terms shall be governed by and construed in accordance with English law. The parties hereby irrevocably submit to the jurisdiction of the English Courts.

19.                                 Sabre shall at all times retain an agent for service of process in England and any other documents in proceedings in connection with this letter. Sabre hereby appoints TEL whose registered office is currently at 25-29 Staines Road, Hounslow, Middlesex TW3 3HE, United Kingdom (Attention: Vice President Legal Services) as its agent and hereby irrevocably agrees that any notice of legal process shall be sufficiently served on it if delivered to such agent at its address for the time being. These documents may, however, be served in any other manner allowed by law.

20.                                 This letter agreement may be executed in any number of counterparts, each of which when executed and delivered is an original and all of which together evidence the same agreement.

Please indicate your agreement to the terms set out above by signing the enclosed copy of this letter and returning it to Sabre at the address referred to in paragraph 19.

Yours faithfully,

/s/ JEFFERY M. JACKSON
for and on behalf of
Sabre, Inc.

/s/ MICHAEL S. GILLILAND
for and on behalf of
Travelocity Europe Limited

Acknowledged and agreed:

/s/ ANDREW DENCH
for and on behalf of
Morgan Stanley & Co. Limited

LIST OF ANNEXURES

Annexure	Description	Paragraph

A	Announcement	introduction

B	Evidence of deposit of Agreed Amount in Account or the arrangements made for such deposit to be made on the date of the Announcement	5(a)

C	Credit Agreement	5(b)

D	Currency Option Agreement Term Sheets	5(c)

E	Evidence of Corporate Authority - Sabre	6(a)

F	Evidence of Corporate Authority - TEL	6(b)

G	Notice from Administrative Agent under Section 4.01 of the Credit Agreement	6(d)

H	List of documents, agreements, arrangements or understandings which relate to Morgan Stanley’s decision to give the Cash Confirmation	6(j)